As filed with the Securities and Exchange Commission on June 11, 2010
Registration No. 333-________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	47-0956945 (I.R.S. Employer Identification No.)
Suite 2840, 650 West Georgia Street,
Vancouver, British Columbia, Canada, V6B 4N8
(Address of registrant’s principal executive office)
2010 STOCK INCENTIVE PLAN
(Full title of the plan)
David M. Gandossi
Mercer International Inc.
Suite 2840, 650 West Georgia Street,
Vancouver, British Columbia, Canada, V6B 4N8
(604) 684-1099
(Name, address and telephone number of agent for service)
Copies to:

H.S. Sangra Sangra Moller LLP 1000 Cathedral Place, 925 West Georgia Street Vancouver, B.C. V6C 3L2 (604) 662-8808	David R. Wilson Davis Wright Tremaine LLP Suite 2200, 1201 Third Avenue Seattle, WA 98101-3045 (206) 757-8274
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 126-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(do not check if a smaller reporting company
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee(2)
Common Stock, $1.00 par value per share	2,000,000 shares	$4.70	$9,400,000	$670.22

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers an indeterminate number of shares of common stock that may issuable as a result of a stock split, stock dividend, or similar transactions under the Mercer International Inc. 2010 Stock Incentive Plan .

(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum aggregate offering price per share, the proposed maximum offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low trading prices of the shares of common stock as reported on the Nasdaq Global Market on June 8, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in this Part I will be sent or given to the participants in the Mercer International Inc. 2010 Stock Incentive Plan (the “Plan”) covered by this registration statement as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
     The following documents filed by Mercer International Inc. (the “Registrant”) with the SEC are hereby incorporated by reference in this registration statement:
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which contains audited consolidated financial statements for the Registrant’s most recent fiscal year;

(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2010;

(c)	Current Reports on Form 8-K filed on January 22, 2010, January 27, 2010 and June 3, 2010; and

(d)	The description of our Common Stock in the prospectus filed with the SEC on December 15, 2005 which forms part of the registration statement on Form S-4, as amended (333-126683), filed by the registrant with the SEC.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities
     Not applicable.

Item 5.	Interests of Named Experts and Counsel
     Not applicable.

Item 6.	Indemnification of Directors and Officers
     Section 23B.08.310, Section 23B.08.320 and Sections 23B.08.500 to 23B.08.600 of the Washington Business Corporation Act, contained within the Revised Code of Washington, referred to as the “Washington Corporation Act” sets out provisions relating to the limitation of liability and indemnification of directors and officers of a corporation. Section 23B.08.320 of the Washington Corporation Act provides that a company’s articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, other than for certain acts or omissions, including those that involve the intentional misconduct by a director or a knowing violation of law by a director. Specifically, Section 23B.08.560 of the Washington Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a company will have the power to indemnify a director made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Section 23B.08.510 through 23B.08.550 of the Washington Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of the law by the director, (ii) for conduct violating Section 23B.08.310 of the Washington Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
     Furthermore, Section 23B.08580 of the Washington Corporation Act provides that a company may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such company, or who, while a director, officer, employee, or agent of such company, is or was serving at the request of such company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic company, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such individual in that capacity or arising from such individual’s status as a director, officer, employee, or agent, whether or not such company would have power to indemnify such individual against the same liability under Section 23B.08.510 or 23B.08.520 of the Washington Corporation Act.
     Section 7.1 of the Articles of Incorporation of the Registrant, referred to as the “Articles”, provides that the Registrant may indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided in the Articles does include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The indemnification provided in the Articles also is not deemed to limit the right of the Registrant to indemnify any other person for any such expenses to the full extent permitted by law, and is not deemed exclusive of any other rights to which any person seeking indemnification from the Registrant may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     Section 7.2 of the Articles provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for his conduct as a director, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of distributions or loans in violation of Section 23B.08.310 of the Washington Corporation Act, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
     According to Section 7.2 of the Articles, if the Washington Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Washington Corporation Act, as so amended. Furthermore, Section 7.2 specifies that any amendment to or repeal of Article 7 of the Articles shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     The Registrant has entered into indemnity agreements, referred to as the “Indemnity Agreements”, with each of its directors and certain of its executive officers. The Registrant has agreed under each of the Indemnity Agreements to indemnify each of its directors and such officers against any and all claims and costs that are or may be brought against him as a result of his being one of the Registrant’s directors, officers or employees or that of a company related to the Registrant. However, under the Indemnity Agreements, the Registrant is not obligated to indemnify a director or officer against any claims or costs in certain instances, including if it is determined that the director or officer failed to act honestly and in good faith with a view to the Registrant’s best interests, if the director or officer failed to disclose an interest or conflict as required under corporate legislation in Washington state or the Registrant is not permitted to indemnify the director or officer under such legislation, or if the director or officer has violated any insider trading rules under United States federal and state securities laws.

     If there is a change in control (as defined in the Indemnity Agreements) of the Registrant other than a change in control which has been approved by a majority of its directors, the Registrant is required to seek legal advice as to whether and to what extent a director or officer would be permitted to be indemnified under applicable law. In addition, the Indemnity Agreements allow the Registrant to defend any claim made against a director or officer.

Item 7.	Exemption from Registration Claimed
     Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1	Mercer International Inc. 2010 Stock Incentive Plan
5.1	Opinion of Davis Wright Tremaine LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

Item 9.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporate by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on the 11th day of June, 2010.

MERCER INTERNATIONAL INC.
By:	/s/ Jimmy S.H. Lee
	Name:	Jimmy S.H. Lee
	Title:	Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jimmy S.H. Lee and David M. Gandossi, or either of them acting alone or together, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement (or amendment thereto) for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ Jimmy S.H. Lee Jimmy S.H. Lee	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2010
/s/ David M. Gandossi David M. Gandossi	Secretary, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2010
/s/ Guy W. Adams Guy W. Adams	Director	June 11, 2010
/s/ Eric Lauritzen Eric Lauritzen	Director	June 11, 2010
/s/ William D. McCartney William D. McCartney	Director	June 11, 2010
/s/ Graeme A. Witts Graeme A. Witts	Director	June 11, 2010
/s/ Kenneth A. Shields Kenneth A. Shields	Director	June 11, 2010
/s/ George Malpass George Malpass	Director	June 11, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	2010 Stock Incentive Plan
5.1	Opinion of Davis Wright Tremaine LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)